EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES FIRST QUARTER RESULTS OF $0.11 PER SHARE

Wabash, IN (April 13, 2006) Escalade, Incorporated (NASDAQ: ESCA) announced that first quarter net sales were $32,800,000, a 10% increase compared to the year ago quarter. Net income rose 18% to $1,364,000 or $0.11 per share versus $0.09 in the year ago quarter. During the first quarter of 2006, the Company began expensing the fair value of employee stock options; this totaled $130,000.

Net sales at Escalade Sports increased 42% to $19,883,000 driven primarily by increased basketball system sales to sporting goods chains, and secondarily by increased sales to specialty dealers. Although the first quarter is the seasonal low point of the year for sporting goods sales and usually results in a loss, Escalade Sports recorded a small profit as compared to a loss in the year ago quarter, in spite of absorbing most of the start up costs for a new manufacturing facility in Reynosa, Mexico. This new facility will require additional start-up expenses in the second quarter, however most of the expense has been incurred and expected savings in the second half will more than offset these start-up costs. Late in the quarter, the Company completed the acquisition of the Woodplay line of premium outdoor redwood play systems which broadens the Company's specialty dealer offering. This acquisition contributed $700,000 net sales in the first quarter and compliments the Company's strategy of diversifying its distribution channels, customers, and product lines. Mr. Reed, CEO and President of Escalade, Inc. stated "We are only partially through the 2006 fall and Christmas product placement process with our large customers, and, early indications point to overall placement gains. This coupled with the gains we are making with the specialty dealers; lead us to believe this should be a good year for sporting goods with gains in both sales and income."

Although net sales at Martin Yale's office products declined 18% for the quarter to $12,916,000, the Company is encouraged by the fact that net income increased 18% as a result of the product rationalization and restructuring programs initiated in 2004 and continued throughout 2005. The sales decline was due primarily to the European operations product rationalization, exchange rate differences and greater competition in the paper shredder market. Both North America and International increased in profitability. Dan Messmer, President of Martin Yale, stated "With our prior emphasis on profitability through product rationalization and restructuring successfully paying off and now nearing completion, we have shifted our main focus to increasing sales. We are continuing to strengthen our management team, primarily in the sales/marketing area and have developed a new line of lower cost paper shredders that are priced competitively and yield higher margins. This new line of paper shredders is now being introduced worldwide and is receiving favorable customer comments. We are continuing to take the steps necessary to achieve a sales turnaround and expect to see sales gains in the core product lines in 2006 with improved profitability over the prior year."

Mr. Reed further stated that "Based upon our solid and improving balance sheet, along with optimism that cash flow will continue to be strong, the Board of Directors voted to increase the annual dividend to $0.20 per share, an increase of 33%. Additionally, the Directors voted to replenish our stock buyback program, returning it to the $3,000,000 level, providing the opportunity to acquire shares when the market appears to undervalue them. We are continuing to look for other means to enhance shareholder value, including the ongoing review of acquisition opportunities. "

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233.


                     ESCALADE, INCORPORATED AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME

               (Unaudited, In Thousands Except Per Share Amounts)

                                                        3 Months Ended                       12 Months Ended
                                                 -------------------------------     -------------------------------
                                                 25 March 2006    19 March 2005      25 March 2006    19 March 2005
                                                 --------------   --------------     --------------   --------------
NET SALES ...................................    $       32,800   $       29,782     $      188,635   $      213,808

OPERATING  EXPENSES
      Cost of goods sold ....................            22,048           20,859            131,210          154,732
      Selling and administrative ............             8,405            7,175             36,665           39,572
      Restructuring .........................                --               --                 --            2,366
      Impairment of goodwill ................                --               --                 --            1,312
                                                 --------------   --------------     --------------   --------------
OPERATING INCOME ............................             2,347            1,748             20,760           15,826

OTHER INCOME (EXPENSE)
      Interest expense ......................              (254)            (286)            (1,450)          (1,692)
      Other income (expense) ................               (65)             245                227              281
                                                 --------------   --------------     --------------   --------------
INCOME BEFORE INCOME TAXES ..................             2,028            1,707             19,537           14,415

PROVISION FOR INCOME TAXES ..................               664              553              7,385            6,032
                                                 --------------   --------------     --------------   --------------
NET INCOME ..................................    $        1,364   $        1,154     $       12,152   $        8,383
                                                 ==============   ==============     ==============   ==============

PER SHARE DATA
      Basic earnings per share ..............    $         0.11   $         0.09     $         0.93   $         0.64
      Diluted earnings per share ............    $         0.10   $         0.09     $         0.92   $         0.63
      Average shares outstanding ............            12,979           13,058             13,042           13,031

CONSOLIDATED CONDENSED BALANCE SHEET


                            (Unaudited, In Thousands)

                                                 25 March 2006    19 March 2005   31 December 2005
                                                 --------------   --------------  ----------------
ASSETS
     Current assets .........................    $       68,315   $       77,910     $    71,187
     Property, Plant & Equipment - net ......            21,080           15,773          20,307
     Other assets ...........................            16,161           16,838          16,645
     Goodwill ...............................            21,759           17,793          17,157
                                                 --------------   --------------     -----------
        Total ...............................    $      127,315   $      128,314     $   125,296
                                                 ==============   ==============     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities ....................    $       25,983   $       27,865     $    30,867
     Other liabilities ......................            27,394           31,849          19,836
     Stockholders' equity ...................            73,938           68,600          74,593
                                                 --------------   --------------     -----------
        Total ...............................    $      127,315   $      128,314     $   125,296
                                                 ==============   ==============     ===========


FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.


                                       4